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                                                                    Exhibit 21.1

SCPIE Indemnity Company
American Healthcare Indemnity Company
American Healthcare Specialty Insurance Company
SCPIE Management Company
SCPIE Underwriting Limited
SCPIE Re Management, Inc.
SCPIE Financial Limited
SCPIE Insurance Services Inc.
SCPIE Management Services Inc.